EXHIBIT 6(e)

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                      INDIANAPOLIS LIFE INSURANCE COMPANY

                                                                    EXHIBIT 6(e)


                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                       INDIANAPOLIS LIFE INSURANCE COMPANY

                  Indianapolis Life Insurance Company, an Indiana insurance company organized on July 10, 1905 and existing under the Indiana Insurance Law (the "Company"), desires to amend and restate its articles of incorporation effective as of 11:59 p.m. on May 18, 2001 in connection with its conversion from a mutual insurance company to a stock insurance company pursuant to the Indiana Demutualization Law, I.C. 27-15-1-1, et. seq., as follows:


                                    ARTICLE I
                                    ---------
                                      NAME
                                      ----

         The name of the Company is Indianapolis Life Insurance Company.


                                   ARTICLE II
                                   ----------
                                     ADDRESS
                                     -------

          The post office address of the Company's principal office is:

                       Indianapolis Life Insurance Company
                       2960 North Meridian Street
                       Indianapolis, Indiana 46208


                                   ARTICLE III
                                   -----------
                               PURPOSES AND POWERS
                               -------------------

                  The Company has been formed under Indiana law for the purpose of conducting the business of, and acting as, an insurance company with the power to write such kinds of insurance and reinsurance including, but not limited to, those comprised under Class 1 of I.C. 27-1-5-1, as from time to time may be amended. The Company shall have all of the rights and powers set forth in I.C. 27-1-7-2, as amended, and shall have the power to do all acts and things necessary, convenient or expedient to carry out the purposes for which it was formed.

                                   ARTICLE IV
                                   ----------
                               PERIOD OF EXISTENCE
                               -------------------

                  The period during which the Company is to continue is perpetual.

                                    ARTICLE V
                                    ---------
                                  CAPITAL STOCK
                                  -------------

                  Upon effectiveness of these Amended and Restated Articles of Incorporation, the Company shall have authority to issue up to Twenty Million (20,000,000) shares of capital stock, which shall be of one class and kind and may be referred to as Common Stock. Each share of Common Stock shall have a par value of One Dollar ($1.00).

                                   ARTICLE VI
                                   ----------
                                  BUSINESS PLAN
                                  -------------

                  The plan or principle upon which the business of the Company will be transacted is as a stock company in accordance with the Indiana Insurance Law and these Amended and Restated Articles of Incorporation.

                                   ARTICLE VII
                                   -----------
                      INCORPORATORS, OFFICERS AND DIRECTORS
                      -------------------------------------

                  Section 7.1. Original Incorporators. The name and city of residence of each of the incorporators at the time of the original incorporation of the Company in 1905 is included within the original incorporation documents of the Company, which are hereby incorporated by reference.

                  Section 7.2. Current Directors. The name, post office address and occupation of each Director of the Company as of the effectiveness of these Amended and Restated Articles of Incorporation are as follows:

Larry R. Prible, Insurance Executive
Gerald L. Bepko, University Chancellor
William J. Loveday, Business Executive
Anton H. George, Business Executive

Elizabeth J. Kraft Meek, Non-Profit Executive
Dr. Gene E. Sease, Business Executive
Roger K. Brooks, Insurance Executive
DT Doan, Management Consultant

                  The post office address for the directors listed above is 2960 North Meridian Street, Indianapolis, Indiana 46208.

                  Section 7.3. Current Officers. The name, post office address and title of each officer of the Company as of the effectiveness of these Amended and Restated Articles of Incorporation are as follows:

Roger K. Brooks, Chairman Of The Board
Larry R. Prible, President And CEO
David A. Brentlinger, Vice President, Actuary
Jonathan A. Canine, Vice President And Chief Actuary
James W. Cassel, Vice President, Agencies
Mark J. Cotler, M.D., Vice President And Medical Director
Karen S. Delgado, Vice President
Lisa P. Foxworthy-Parker, Vice President, Finance,
    Secretary-Treasurer And Assistant To The President
Richard T. Freije, Jr., Senior Vice President, Chief Administrative & Legal
    Officer
Janis B. Funk, Vice President, Law & Chief Compliance Officer, Assistant
    Secretary
Larry A. Halbach, Senior Vice President, Planning & E-Business
Kevin D. King, Vice President, Information Services And Technology
Linda M. Krevda, Vice President, Corporate Communications
Marc D. Novotney, Senior Vice President, Multi-Company Business
Garrett P. Ryan, Senior Vice President And Chief Marketing Officer
Stephen J. Shorrock, Senior Vice President, General Manager, Universal Life Robert J. Schnell, Vice President, Underwriting And Claims
Gene E. Trueblood, Vice President And Chief Investment Officer
Rebecca K. Rissen, Assistant Secretary

                  The post office address for the officers listed above is 2960 North Meridian Street, Indianapolis, Indiana 46208.

                                  ARTICLE VIII
                                  ------------
                               BOARD OF DIRECTORS
                               ------------------

                  Section 8.1. Management. The business of the Company shall be managed by a Board of Directors. The Directors shall have all of the qualifications, powers and authority and shall be subject to all limitations as set forth in the Indiana Insurance Law. The number of Directors of the Company shall not be less than five (5) nor more than fifteen (15), the exact number to be specified from time to time in the manner provided by the Company's By-Laws.

                  Section 8.2. Election of Directors and Term of Office. Directors shall be elected by the shareholders for a term of one (1) year and shall hold office until the Director's successor is elected and has qualified.

                  Section 8.3. Removal of Directors. Any one or more of the members of the Board of Directors may be removed, with or without cause, at any meeting of the shareholders or Directors called expressly for that purpose. Removal by the shareholders requires an affirmative vote of the holders of outstanding shares representing at least a majority of all the votes then entitled to be cast at an election of the Directors. Removal by the Board of Directors requires an affirmative vote of a majority of all Directors. No Director may be removed except as provided in this Section.

                  Section 8.4. Vacancies and Additional Directorships. If any vacancy shall occur among the Directors by reason of death, resignation or removal, or as the result of an increase in the number of directorships, a majority of the Directors then in office, or a sole remaining Director, though less than a quorum, may fill any such vacancy. A Director elected to fill a vacancy caused by death, resignation or removal shall be elected to hold office for the unexpired term of his predecessor. A Director elected to fill a vacancy caused by an increase in the number of Directors or otherwise (except death, resignation or removal) shall be elected to hold office until the next annual meeting of shareholders.

                                   ARTICLE IX
                                   ----------
                              SHAREHOLDER MEETINGS
                              --------------------

                  Section 9.1. Shareholder Meetings. All meetings of shareholders shall be held at such place, within or without the State of Indiana, as designated by the Board of Directors or the other person or persons calling the meeting.

                  Section 9.2. Action Without Meeting. Any action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting, if the action is taken by all shareholders entitled to vote on the action. The action must be evidenced by one or more written consents describing the action taken, signed by each shareholder and delivered to the Company for inclusion in the minutes for filing with the corporate records. The record date for determining the shareholders entitled to take action without a meeting is the date the first shareholder signs the consent. Action taken under this section is effective when the last shareholder signs the consent, unless the consent specifies a different prior or subsequent effective date, in which case the action is effective on or as of the specified date. Such consent shall have the same affect as a unanimous vote of all shareholders and may be described as such in any document.

                                    ARTICLE X
                                    ---------
                                DIRECTOR MEETINGS
                                -----------------

                  Section 10.1. Meetings of Directors. Meetings of the Board of Directors of the Company shall be held at such place, either within or without the State of Indiana, as specified in the notices of any such meetings or otherwise specified by the Board of Directors. A member of the Board of Directors or of a committee designated by the Board may participate in a meeting of the Board or committee by means of a conference telephone or similar communications equipment by which all persons participating in the meeting can communicate with each other, and participation by these means constitutes presence in person at the meeting.

                  Section 10.2. Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors, or any committee of such Board, may be taken without a meeting, if the action is taken by all members of the Board or committee entitled to vote on the action, as the case may be. The action must be evidenced by one or more written consents describing the action taken, signed by each Director or committee member, as the case may be, and included in the minutes or filed with the corporate records reflecting the action taken. Action taken under this section is effective when the last Director or committee member, as the case may be, signs the consent, unless the consent specifies a different prior or subsequent effective date, in which case the action is effective on or as of the specified date. Such consent shall have the same effect as a unanimous vote of all members of the board or of the committee, as the case may be, and may be described as such in any document.

                                   ARTICLE XI
                                   ----------
                                 INDEMNIFICATION
                                 ---------------

                  Section 11.1. Indemnification of Officers, Directors and Other Eligible Persons.

                  (a) To the extent not inconsistent with applicable law, every Eligible Person shall be indemnified by the Company against all Liability and reasonable Expense that may be incurred by him or her in connection with or resulting from any Claim, (i) if such Eligible Person is Wholly Successful with respect to the Claim, or (ii) if not Wholly Successful, then if such Eligible Person is determined, as provided in either Section 11.1(f) or 11.1(g), to have acted in good faith, in what he or she reasonably believed to be the best interests of the Company or at least not opposed to its best interests and, in addition, with respect to any criminal claim is determined to have had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Claim, by judgment, order, settlement (whether with or without court approval), or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that an Eligible Person did not meet the standards of conduct set forth in clause (ii) of this subsection (a). The actions of an Eligible Person with respect to an employee benefit plan subject to the Employee Retirement Income Security Act of 1974 shall be deemed to have been taken in what the Eligible Person reasonably believed to be the best interests of the Company or at least not opposed to its best interests if the Eligible Person reasonably believed he or she was acting in conformity with the requirements of such Act or he or she reasonably believed his or her actions to be in the interests of the participants in or beneficiaries of the plan.

                  (b) The term "Claim" as used in this Section 11.1 shall include every pending, threatened or completed claim, action, suit or proceeding and all appeals thereof (whether brought by or in the right of this Company or any other corporation or otherwise), civil, criminal, administrative or investigative, formal or informal, in which an Eligible Person may become involved, as a party or otherwise:

                   (i) by reason of his or her being or having been an Eligible
                       Person, or

                  (ii) by reason of any action taken or not taken by him or her in his or her capacity as an Eligible Person, whether or not he or she continued in such capacity at the time such Liability or Expense shall have been incurred.

                  (c) The term "Eligible Person" as used in this Section 11.1 shall mean every person (and the estate, heirs and personal representatives of such person) who is or was a Director, officer, employee or agent of the Company or is or was serving at the request of the Company as a Director, officer, employee, agent or fiduciary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other organization or entity, whether for profit or not. An Eligible Person shall also be considered to have been serving an employee benefit plan at the request of the Company if his or her duties to the Company also imposed duties on, or otherwise involved services by, him or her to the plan or to participants in or beneficiaries of the plan.

                  (d) The terms "Liability" and "Expense" as used in this
         Section 11.1 shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines or penalties against (including excise taxes assessed with respect to an employee benefit plan), and amounts paid in settlement by or on behalf of, an Eligible Person.

                  (e) The term "Wholly Successful" as used in this Section 11.1 shall mean (i) termination of any Claim against the Eligible Person in question without any finding of liability or guilt against him, (ii) approval by a court or agency, with knowledge of the indemnity herein provided, of a settlement of any Claim, or (iii) the expiration of a reasonable period of time after the threatened making of any Claim without commencement of an action, suit or proceeding and without any payment or promise made to induce a settlement.

                  (f) Every Eligible Person claiming indemnification hereunder (other than one who has been Wholly Successful with respect to any Claim) shall be entitled to indemnification (i) if special independent legal counsel, which may be regular counsel of the Company or other disinterested person or persons, in either case selected by the Board of Directors, whether or not a disinterested quorum exists (such counsel or person or persons being hereinafter called the "Referee"), shall deliver to the Company a written finding that such Eligible Person has met the standards of conduct set forth in Section 11.1(a)(ii), and (ii) if the Board of Directors, acting upon such written finding, so determines. The Board of

         Directors shall, if an Eligible Person is found to be entitled to indemnification pursuant to the preceding sentence, also determine the reasonableness of the Eligible Person's Expenses. The Eligible Person claiming indemnification shall, if requested, appear before the Referee, answer questions that the Referee deems relevant and shall be given ample opportunity to present to the Referee evidence upon which he or she relies for indemnification. The Company shall, at the request of the Referee, make available facts, opinions or other evidence in any way relevant to the Referee's finding that are within the possession or control of the Company.

                  (g) If an Eligible Person claiming indemnification pursuant to
         Section 11.1(f) is found not to be entitled thereto, or if the Board of Directors fails to select a Referee under Section 11.1(f) within a reasonable amount of time following a written request of an Eligible Person for the selection of a Referee, or if the Referee or the Board of Directors fails to make a determination under Section 11.1(f) within a reasonable amount of time following the selection of a Referee, the Eligible Person may apply for indemnification with respect to a Claim to a court of competent jurisdiction, including a court in which the Claim is pending against the Eligible Person. On receipt of an application, the court, after giving notice to the Company and giving the Company ample opportunity to present to the court any information or evidence relating to the claim for indemnification that the Company deems appropriate, may order indemnification if it determines that the Eligible Person is entitled to indemnification with respect to the Claim because such Eligible Person met the standards of conduct set forth in Section 11.1(a)(ii). If the court determines that the Eligible Person is entitled to indemnification, the court shall also determine the reasonableness of the Eligible Person's Expenses.

                  (h) The rights of indemnification provided in this Section
         11.1 shall be in addition to any rights to which any Eligible Person may otherwise be entitled. Irrespective of the provisions of this
         Section 11.1, the Board of Directors may, at any time and from time to time, (i) approve indemnification of any Eligible Person to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions, and (ii) authorize the Company to purchase and maintain insurance on behalf of any Eligible Person against any Liability asserted against him or any Liability or Expense incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him against such Liability or Expense.

                  (i) Expenses incurred by an Eligible Person with respect to any Claim, may be advanced by the Company (by action of the Board of Directors, whether or not a disinterested quorum exists) prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Eligible Person to repay such amount if he or she is determined not to be entitled to indemnification.

                  (j) The provisions of this Section 11.1 shall be deemed to be a contract between the Company and each Eligible Person, and an Eligible Person's rights hereunder shall not be diminished or otherwise adversely affected by any repeal, amendment or modification of this
         Section 11.1 that occurs subsequent to such person becoming an Eligible Person.

                  (k) The provisions of this Section 11.1 shall be applicable to Claims made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

                                   ARTICLE XII
                                   -----------
                              AMENDMENT OF BY-LAWS
                              --------------------

                  All By-Laws of the Company may be amended or repealed, and new By-Laws may be made by either (a) an affirmative vote of a majority of the Directors present at any regular or special meeting of the Board of Directors, or (b) an affirmative vote of the holders of the majority of the Common Stock present at any regular or special meeting of the shareholders.

                                  ARTICLE XIII
                                  ------------
                              AMENDMENT OF ARTICLES
                              ---------------------

                  The Company reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation or in any amendment hereto or to add any provision to these Amended and Restated Articles of Incorporation or to any amendment hereto in any manner now or hereafter prescribed or permitted by the provisions of the Indiana Insurance Law as from time to time in effect or by the provisions of any other applicable statute of the State of Indiana; and all rights conferred upon shareholders in the Articles of Incorporation or any amendment hereto are granted subject to this reservation.